UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Vista Outdoor Inc.
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Dear Vista Outdoor Stockholders:
As previously announced, on October 15, 2023, Vista Outdoor Inc. (“Vista Outdoor” or “the Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“Merger Sub Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Merger Sub Parent (“Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (“CSG”, together with the Company, Revelyst, Merger Sub Parent and Merger Sub, the “Parties”), pursuant to which, on the terms and conditions set forth therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Merger Sub Parent (the “Merger” and, together with the other transactions contemplated therein, the “Transaction”).
Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst simultaneously with the signing of the Merger Agreement, Vista Outdoor will effect a separation pursuant to which, among other things, the businesses and operations of the Outdoor Products reportable segment of Vista Outdoor (the “Revelyst Business”) will be separated from the other businesses and operations of Vista Outdoor (the “Sporting Products Business”) and transferred to Revelyst. Prior to the consummation of the Merger, (i) pursuant to a Subscription Agreement to be entered into between Merger Sub Parent and Vista Outdoor, Merger Sub Parent would contribute $1,910,000,000 (the “Base Purchase Price”), subject to purchase price adjustments for cash and net working capital, to Vista Outdoor in exchange for shares of common stock, par value $0.01 per share, of Vista Outdoor (the “Vista Outdoor Common Stock”) and (ii) immediately thereafter, Vista Outdoor will contribute the Base Purchase Price, subject to purchase price adjustments for cash, net working capital, debt, transaction expenses and taxes, and the businesses and operations of the Revelyst Business to Revelyst. Following the completion of the foregoing, the Merger will occur.
On the terms and subject to the conditions set forth in the Merger Agreement, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares (as defined in the Merger Agreement)) would be converted into the right to receive (a) one fully paid and non-assessable share of common stock, par value $0.01 per share, of Revelyst (“Revelyst Common Stock”) and (b) $12.90 in cash (the “Cash Consideration”), in each case, per share of Vista Outdoor Common Stock.
Following the closing of the Transaction, Revelyst, holding only the Revelyst Business, will be an independent, publicly traded company, and Vista Outdoor, holding only the Sporting Products business, will be a wholly owned subsidiary of CSG.
We are pleased to report that on May 27, 2024, the Parties entered into the first amendment to the Merger Agreement (the “First Merger Agreement Amendment”). Among other things, the First Merger Agreement Amendment increases the Base Purchase Price from $1,910,000,000 to $1,960,000,000 and increases the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock. The Vista Outdoor Board approved the First Merger Agreement Amendment after careful consideration and deliberation and determined that the Merger Agreement, as amended by the First Merger Agreement Amendment, and the Transaction are advisable and fair to and in the best interests of the Company and the stockholders of the Company.
Following this cover letter is a supplement dated May 28, 2024 (“Supplement”) to the proxy/statement prospectus dated April 2, 2024 relating to the Transaction, which was first mailed to shareholders of the Company on or about April 9, 2024 (the “Proxy Statement/Prospectus”). Except as described in the Supplement, the information provided in the Proxy Statement/Prospectus continues to apply. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus. The Supplement and the documents referred to in the Supplement should be read in conjunction with the Proxy Statement/Prospectus, the annexes and exhibits to the Proxy Statement/Prospectus and the documents referred to in the Proxy Statement/Prospectus, each of which should be read in its entirety. To the extent that information in the Supplement differs from, updates or conflicts with information contained in the Proxy Statement/Prospectus, the information in the Supplement supersedes the information in the Proxy Statement/Prospectus.
The virtual special meeting of Vista Outdoor stockholders (the “Special Meeting”) previously scheduled to be held on May 16, 2024 at 9:00am (Central Time) has been adjourned to June 14, 2024 at 9:00am (Central Time). The record date for the special meeting remains April 1, 2024.
Stockholders who wish to attend the virtual Special Meeting on June 14, 2024 may access the meeting via the following link: www.virtualshareholdermeeting.com/VSTO2024SM

Stockholders accessing the link will then be prompted to enter the 16-digit control number included in their proxy card, or in the instructions provided by their bank, broker or other financial intermediary (for those who hold their shares in “street name”). Once admitted to the Special Meeting, stockholders will be able to vote their shares electronically and submit any questions during the meeting.
The Vista Outdoor Board continues to recommend that the Vista Outdoor stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal at the Special Meeting. Vista Outdoor encourages you to read the accompanying Supplement and the Proxy Statement/Prospectus and the documents incorporated by reference herein and therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 37 of the Proxy Statement/Prospectus.
If you have any questions about the Supplement, the Proxy Statement/Prospectus or the Special Meeting or need assistance with voting procedures, you should contact Innisfree M&A Incorporated at +1 (877) 750-9499 (toll free) or +1 (212) 750-5833 (banks and brokers).
On behalf of the Vista Outdoor Board, thank you for your consideration and continued support.

Sincerely,

Eric Nyman

Co-Chief Executive Officer

Jason R. Vanderbrink

Co-Chief Executive Officer

Michael Callahan

Chair

SUPPLEMENT DATED MAY 28, 2024 TO PROXY STATEMENT/PROSPECTUS DATED APRIL 2, 2024
This Supplement should be read in conjunction with the proxy statement/prospectus dated April 2, 2024 (the “Proxy Statement/Prospectus”), which was first mailed to shareholders of the Vista Outdoor Inc. (the “Company”) on or about April 9, 2024.

INTRODUCTION AND EXPLANATORY NOTE
Except as described in this Supplement, the information provided in the Proxy Statement/Prospectus relating to the Transaction continues to apply. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus. This Supplement and the documents referred to in this Supplement should be read in conjunction with the Proxy Statement/Prospectus, the annexes and exhibits to the Proxy Statement/Prospectus and the documents referred to in the Proxy Statement/Prospectus, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates or conflicts with information contained in the Proxy Statement/Prospectus, the information in this Supplement supersedes the information in the Proxy Statement/Prospectus.
If you need another copy of the Proxy Statement/Prospectus, please contact Broadridge Investor Communications Solutions at 800-542-1061. The Proxy Statement/Prospectus may also be found on the Internet at www.sec.gov and on the website of the Company, located at www.vistaoutdoor.com.
As noted above, the virtual special meeting of Vista Outdoor stockholders (the “Special Meeting”) previously scheduled to be held on May 16, 2024 at 9:00am (Central Time) has been adjourned to June 14, 2024 at 9:00am (Central Time). The record date for the special meeting remains April 1, 2024.
Stockholders who wish to attend the virtual Special Meeting on June 14, 2024 may access the meeting via the following link: www.virtualshareholdermeeting.com/VSTO2024SM
Stockholders accessing the link will then be prompted to enter the 16-digit control number included in their proxy card, or in the instructions provided by their bank, broker or other financial intermediary (for those who hold their shares in “street name”). Once admitted to the Special Meeting, stockholders will be able to vote their shares electronically and submit any questions during the meeting.

UPDATES TO “QUESTIONS AND ANSWERS ABOUT THE TRANSACTION”
The following questions and answers address briefly some questions Vista Outdoor stockholders may have regarding the First Merger Agreement Amendment. This section does not contain all the information that is important to you, nor is this section meant to be a substitute for the information contained in the remainder of this Supplement or the Proxy Statement/Prospectus. The information in this section is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Supplement and the Proxy Statement/Prospectus. We urge you to read both this Supplement and the Proxy Statement/Prospectus carefully, including the information incorporated by reference into this Supplement and the Proxy Statement/Prospectus.
Q:What consideration will Vista Outdoor stockholders receive if the Transaction is completed?
A: At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $16.00 in cash (the “Cash Consideration”), in each case, per share of Vista Outdoor Common Stock.
At the time of the Closing, after giving effect to the contribution from Vista Outdoor and following the payment of taxes, transaction costs and other customary closing-related payments, Revelyst expects to have cash and cash equivalents of approximately $340 million. After the Closing, Revelyst expects to return cash on hand that is in excess of $250 million to Revelyst stockholders in the form of a share buyback or a special dividend.
Q: What are the reasons for the change in the consideration to be received by Vista Outdoor stockholders under the First Merger Agreement Amendment (as defined below)?
A: In light of the excess cash generated by Vista Outdoor in fourth quarter fiscal year 2024, Vista Outdoor determined that it would return approximately $130 million of excess cash to its stockholders as a part of the Cash Consideration. Additionally, CSG agreed to increase the Base Purchase Price from $1,910,000,000 to $1,960,000,000 and that increase will also be passed along to Vista Outdoor stockholders as a part of the Cash Consideration. After the Closing, Revelyst still expects to return cash on hand that is in excess of $250 million to Revelyst stockholders in the form of a share buyback or a special dividend.
The tax consequences to Vista Outdoor stockholders of the Transaction (including the Cash Consideration) will be the same as those previously described in the section entitled “Material U.S. Federal Income Tax Consequences” (beginning on page 129). If Revelyst had distributed the excess cash amounts as a special dividend following the Transaction, those amounts would have been treated as dividend income for U.S. federal income tax purposes and Revelyst stockholders would have been subject to different tax consequences with respect to the receipt of those amounts.
The tax consequences to Vista Outdoor stockholders of the Transaction may depend on a holder’s particular circumstances. Vista Outdoor stockholders should read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 129 for a more detailed description of the U.S. federal income tax consequences of the Transaction and should consult their own tax advisors for a full understanding of the tax consequences to them of the Transaction.
Q: What will happen to outstanding Vista Outdoor equity awards held by Sporting Products Employees in connection with the Transaction?
A: Outstanding Vista Outdoor equity awards held by any employee of Vista Outdoor who is not a Revelyst Employee as of immediately prior to the Effective Time (including any employee transferred to Vista Outdoor as of immediately prior to the Effective Time) (each, a “Sporting Products Employee”) (including, solely for this purpose, each former employee of Vista Outdoor prior to the Closing) or any non-employee director of Vista Outdoor as of immediately prior to the Effective Time who is not a Continuing Non- Employee Director (each, a “Non-Continuing Non-Employee Director”) will be treated as follows as of the Effective Time:

Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor RSU Award (other than a Vista Outdoor Rollover RSU (as defined below)) held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price. At the Effective Time, Vista Outdoor Rollover RSUs held by Sporting Products Employees will be canceled and converted into restricted cash awards at the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor Rollover RSUs, including vesting terms. For these purposes, “Vista Outdoor Rollover RSU” means a Vista Outdoor RSU that is designated to be converted into restricted cash awards to the extent necessary to avoid adverse tax consequences to applicable Sporting Products Employees and the Company under Sections 280G and 4999 of the Code.
Performance-Based Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor PSU Award held by a Sporting Products Employee will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price, with performance criteria, as applicable, deemed achieved as follows: (i) 100% of target performance, in respect of fiscal years 2022-2024 and 2024-2026 awards and Special Retention PSUs and (ii) 33.33% of target performance, in respect of fiscal year 2023-2025 awards.
Stock Option Awards. At the Effective Time, each Vista Outdoor Option held by a Sporting Products Employee, whether vested or unvested, will be canceled in exchange for a lump-sum cash payment equal to the difference between the Vista Outdoor Pre-Closing Stock Price and the exercise price per share of the Vista Outdoor Option.
Deferred Stock Unit Awards. At the Effective Time, each Vista Outdoor DSU Award held by a Non-Continuing Non-Employee Director, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the Vista Outdoor Pre-Closing Stock Price.

UPDATES TO “THE TRANSACTION”
The description of the Merger Agreement in the Proxy Statement/Prospectus, including the disclosure beginning on page 136 of the Proxy Statement/Prospectus is hereby amended to describe the terms of the First Merger Agreement Amendment. This summary may not contain all of the information about the First Merger Agreement Amendment that is important to you. We urge you to read the full text of the First Merger Agreement Amendment, together with the Merger Agreement. The First Merger Agreement Amendment is attached as an exhibit to the Current Report on Form 8-K filed by the Company on the date of this Supplement and the Merger Agreement is attached as an exhibit to the Proxy Statement/Prospectus
First Merger Agreement Amendment
Base Purchase Price and Cash Consideration
The First Merger Agreement Amendment increases (i) the Base Purchase Price from $1,910,000,000 to $1,960,000,000 and (ii) the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock.
Treatment of Company RSUs
The First Merger Agreement Amendment provides that certain Vista Outdoor RSUs held by Company employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor RSUs, including vesting terms, to the extent necessary to address adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Code.
The foregoing description of the First Merger Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the First Merger Agreement Amendment, which is attached as an exhibit to the Current Report on Form 8-K filed by the Company on the date of this Supplement.

UPDATES TO “BACKGROUND OF THE TRANSACTION”
The Proxy Statement/Prospectus describes the background of the Transaction up to and including April 2, 2024. The disclosure beginning with the third full paragraph on page 95 of the Proxy Statement/Prospectus is hereby amended and restated as follows.
Later that day, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting representatives of Morgan Stanley and Moelis reviewed with the members of the Vista Outdoor Board the financial terms set out in the MNC Revised Indication and representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions during such reviews and then further considered and discussed the MNC Revised Indication. Additionally, the Vista Outdoor Board discussed the fact that MNC had indicated in its letter dated March 29, 2024 that it would not disclose the identities of its proposed debt financing sources unless Vista Outdoor and MNC entered into a new non-disclosure agreement. The Vista Outdoor Board then determined that Vista Outdoor’s advisors should contact MNC’s advisors to indicate that Vista Outdoor was prepared to enter into a non-disclosure agreement with MNC, on mutually agreeable terms, solely in order to clarify the terms and conditions of the MNC Revised Indication with respect to its financing arrangements.
On March 30, 2024, representatives of Cravath contacted MNC’s legal counsel to indicate that Vista Outdoor was prepared to enter into a non-disclosure agreement with MNC, on mutually agreeable terms, solely in order to clarify the terms and conditions of the MNC Revised Indication with respect to its financing arrangements.
On March 31, 2024, MNC’s legal counsel sent to representatives of Cravath a draft non-disclosure agreement between Vista Outdoor and MNC (the “Second MNC NDA”), revised drafts of which were exchanged and discussed between Cravath and legal counsel for MNC and certain of its financing sources between March 31, 2024 and April 5, 2024.
On April 5, 2024, Vista Outdoor and MNC entered into the Second MNC NDA.
Later that day, representatives of Cravath, Morgan Stanley and legal counsel and financial advisors for MNC and certain of its financing sources held a call to clarify the terms and conditions of the proposed financing for the MNC Revised Indication, and, following that call, representatives of MNC’s financial advisors sent to representatives of Morgan Stanley and Cravath materials discussed on that call.
On April 7, 2024, representatives of MNC’s financial advisors sent to Vista Outdoor a letter reiterating certain information relating to the proposed financing for the MNC Revised Indication.
On April 8, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting representatives of Morgan Stanley, Moelis and Cravath reviewed with the members of the Vista Outdoor Board the information relating to the proposed financing for the MNC Revised Indication that had been provided by MNC to date. The Vista Outdoor Board asked questions during such reviews and further considered and discussed the MNC Revised Indication. The Board then determined that Vista Outdoor’s advisors should contact MNC’s advisors solely in order to further clarify the terms and conditions of the proposed financing for the MNC Revised Indication, including requesting evidence of committed financing.
Later that day, representatives of Cravath contacted legal counsel for MNC and certain of its financing sources requesting evidence of committed financing.
On April 12, 2024, representatives of Cravath, Morgan Stanley and legal counsel and financial advisors for MNC and certain of its financing sources held a call to further clarify the terms and conditions of the proposed financing for the MNC Revised Indication, and, following that call, representatives of

MNC’s financial advisors sent to representatives of Morgan Stanley and Cravath materials discussed on that call.
Later that day, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting representatives of Morgan Stanley, Moelis and Cravath reviewed with the members of the Vista Outdoor Board the information relating to the proposed financing for the MNC Revised Indication that had been provided by MNC to date and representatives of Cravath reviewed with the members of the Vista Outdoor Board the framework under the merger agreement with CSG for the Vista Outdoor Board’s review of alternative proposals. The Vista Outdoor Board asked questions during such reviews and further considered and discussed the MNC Revised Indication. The Board then determined that (i) the MNC Revised Indication would reasonably be expected to lead to a Company Superior Proposal (as defined in the merger agreement with CSG) and (ii) the failure to engage in discussions and negotiations with MNC with respect to the MNC Revised Indication would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (the “April 12 Determination”). The Board then resolved to authorize Vista Outdoor management to (i) engage in discussions and negotiations with MNC with respect to the MNC Revised Indication and (ii) provide to MNC certain non-public information, pursuant to the MNC NDA, to enable MNC to improve the terms of the MNC Revised Indication.
On April 13, 2024, Mr. Ehrich held a call with a representative of CSG to discuss the Transaction and the MNC Revised Indication. During that call, Mr. Ehrich inquired as to whether CSG would be making an offer to change the terms of the Transaction in response to the MNC Revised Indication. The CSG representative informed Mr. Ehrich that CSG did not currently intend to offer to change the terms of the Transaction in response to the MNC Revised Indication and noted that CSG could ultimately utilize the Matching Rights Procedure set forth in the merger agreement with CSG.
On April 15, 2024, representatives of Cravath, on behalf of Vista Outdoor, delivered a letter to MNC from the Vista Outdoor Board informing MNC of the April 12 Determination and noting that, while the Board did not consider the MNC Revised Indication to constitute a Company Superior Proposal, the Board had determined the MNC Revised Indication met the standard under the merger agreement with CSG permitting engagement with MNC, and had accordingly authorized management to provide MNC with non-public information so MNC could complete its bring-down and confirmatory diligence and, more importantly, increase its offer price and provide fully committed financing documentation. The letter noted the Vista Outdoor Board’s view that the MNC Revised Indication continued to undervalue the Revelyst business and the Board’s expectation that providing MNC with diligence access would enable MNC to deliver an improved economic proposal.
Between April 17 and May 27, 2024, Vista Outdoor (including the Kinetic Group and Revelyst and their respective management teams) provided MNC and its financing sources and their respective advisors with access to non-public information of Vista Outdoor, responded to various diligence requests and held various diligence and other calls in connection therewith.
On April 21, 2024, a meeting of the Vista Outdoor Board was held. At the meeting the Board authorized the adjournment of the Special Meeting that had been scheduled to be held on May 16, 2024 to June 14, 2024.
On April 22, 2024, Vista Outdoor issued a press release confirming that it was engaging in discussions with MNC and had advised MNC to increase its offer price and noting that, in light of those ongoing discussions, Vista Outdoor would be adjourning the Special Meeting originally scheduled for May 16, 2023 to June 14, 2024.
On April 24, 2024, Mr. Vanderbrink and Mr. Nyman held a call with Mr. Gottfredson during which they relayed Vista Outdoor’s expectation that MNC would deliver an improved economic proposal after review of the non-public information provided to MNC. During that call, Mr. Gottfredson noted that MNC would continue to pursue an acquisition of Vista Outdoor and was not interested in pursuing an acquisition of the Sporting Products Business alone.
On May 14, 2024, Vista Outdoor authorized representatives of Morgan Stanley to contact the financial advisors for MNC to request that MNC deliver, before close of business on Friday, May 17, 2024, an improved economic proposal, together with the details of MNC’s financing for such proposal.
On May 15, 2024, representatives of Morgan Stanley held a call with the financial advisors of MNC and certain of its financing sources and requested that MNC deliver an improved economic proposal by close of business on Friday, May 17, together with the details of MNC’s financing for such proposal.
On May 16, 2024, the Special Meeting was called to order and adjourned to June 14, 2024.
Also on May 16, 2024, representatives of a party (“Party H”) contacted representatives of Vista Outdoor and indicated that Party H was interested in the Sporting Products Business. Representatives of Party H then spoke with representatives of Morgan Stanley and indicated that Party H was interested in pursuing a potential acquisition of the Sporting Products Business. The representatives of Morgan Stanley advised Party H that Vista Outdoor and its representatives are subject to non-solicitation restrictions under the merger agreement with CSG, which Party H acknowledged. As of the date of this Supplement, Vista Outdoor has not received any proposal, offer or further inquiry from Party H with respect to a potential transaction involving Vista Outdoor or the Sporting Products Business.
On May 17, 2024, representatives of MNC delivered a letter to the Vista Outdoor Board reiterating MNC’s continued strong interest in pursuing a transaction to acquire Vista Outdoor, requesting further diligence information and noting that MNC saw a path that would enable it to deliver an improved economic proposal and was working to show a meaningful increase on price.
On May 19, 2024, Morgan Stanley, at the direction of Vista Outdoor, had a call with the financial advisors for CSG to discuss the Transaction, the MNC Revised Indication and the further letter delivered by MNC on May 17, 2024 and to inquire as to whether CSG would be making an offer to improve the terms of the Transaction.
On May 21, 2024, Mr. Vanderbrink and Mr. Nyman held calls with representatives of CSG to discuss CSG potentially making an offer to improve the terms of the Transaction.
Also on May 21, 2024, MNC’s legal counsel delivered to Cravath a revised draft of the merger agreement with respect to the MNC Revised Indication that had previously been provided to Cravath on March 25, 2024.
On May 22, 2024, Mr. Vanderbrink held a call with a representative of CSG to further discuss CSG potentially making an offer to improve the terms of the Transaction.
On May 23, 2024, CSG’s financial advisor, on behalf of CSG, delivered a letter addressed to Mr. Callahan, noting that CSG had determined to increase its purchase price for the Sporting Products Business by $50,000,000.
Later that day, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Morgan Stanley and Moelis reviewed with the members of the Vista Outdoor Board CSG’s proposed increase to its purchase price for the Sporting Products Business and the financial terms set out in the MNC Revised Indication. The Vista Outdoor Board asked questions and then further considered and discussed CSG’s proposed increase to its purchase price for the Sporting Products Business and the MNC Revised Indication, noting that MNC had not delivered an improved economic proposal. The Vista Outdoor Board also discussed delivering to its stockholders (i) the $50,000,000 increase in the purchase price together with (ii) a portion of the excess cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction. The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes as well as changes to the treatment of certain Vista Outdoor RSUs held by Company employees to the extent necessary to avoid certain adverse tax consequences to such employees and the Company (the “Merger Agreement Amendments”). Following such discussion, the members of the Vista Outdoor Board expressed support for the Merger Agreement Amendments. Representatives of Cravath also reviewed with members of the Vista Outdoor Board upcoming milestones relating to the Transaction and certain process matters in connection therewith.
Later that evening, representatives of Cravath sent draft documentation effecting the Merger Agreement Amendments to Clifford Chance, revised drafts of which were exchanged between Cravath and Clifford Chance on May 26, 2024.
On May 27, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board considered and discussed the Merger Agreement Amendments and the MNC Revised Indication, noting that MNC had still not delivered an improved economic proposal. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions and further considered and discussed the Merger Agreement Amendments. Following such discussion, the Vista Outdoor Board adopted resolutions approving the documentation effecting the Merger Agreement Amendments. The Vista Outdoor Board asked questions and further considered and discussed the MNC Revised Indication. Following discussion, the Vista Outdoor Board determined that the MNC Revised Indication would not be more favorable to Vista Outdoor stockholders from a financial point of view than, and would not reasonably be expected to be superior to, the Transaction and should therefore be rejected.
Later that evening, the documentation effecting the Merger Agreement Amendments was executed and delivered by the parties thereto.
On the morning of May 28, 2024, before the opening of trading on NYSE, Vista Outdoor issued (i) a press release and Current Report on Form 8-K announcing the Merger Agreement Amendments and (ii) a letter to MNC notifying MNC of the rejection of the MNC Revised Indication and a press release setting forth the text of that letter.

UPDATES TO “RECOMMENDATION OF THE VISTA OUTDOOR BOARD; THE VISTA OUTDOOR BOARD’S REASONS FOR THE TRANSACTION”
The Proxy Statement/Prospectus describes the recommendation of the Vista Outdoor Board and its reasons for the Transaction up to and including April 2, 2024. The description in the Proxy Statement/Prospectus is hereby amended to add the following paragraphs before the first full paragraph on page 98 to address the entry into the First Merger Agreement Amendment.
On May 27, 2024, after careful consideration and deliberation, the Vista Outdoor Board approved the First Merger Agreement Amendment and determined that the Merger Agreement and the Transaction, in each case as amended by the First Merger Agreement Amendment, are advisable and fair to and in the best interests of, the Company and the stockholders of the Company.
In evaluating the First Merger Agreement Amendment, the Vista Outdoor Board consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following (not necessarily in order of relative importance):
•that the First Merger Agreement Amendment increases the purchase price for the Sporting Products Business to $1,960,000,000, all payable at Closing, which represents approximately 5x enterprise value to the Sporting Products Business’s fiscal year 2024 (“FY2024E”) EBITDA;
•that, by converting certain Vista Outdoor RSUs into restricted cash awards as set forth in the First Merger Agreement Amendment, the Company and the holders of such Vista Outdoor RSUs address certain adverse tax consequences under Section 280G and 4999 of the Internal Revenue Code;
•that distributing excess cash as part of the cash consideration payable to Vista Outdoor stockholders in the Transaction will result in more favorable tax treatment for stockholders than if Revelyst distributes such excess cash as a special dividend following the Transaction.

CERTAIN SUPPLEMENTAL DISCLOSURES
Vista Outdoor has determined to supplement the Proxy Statement/Prospectus with the line-by-line supplemental disclosures set forth below, which should be read in conjunction with the other information in this Supplement and the Proxy Statement/Prospectus.
The first full paragraph under the heading “The Transaction” on page 17 of the Proxy Statement/Prospectus in the section entitled “Summary” is hereby amended as follows:
On October 15, 2023, Vista Outdoor entered into the Merger Agreement with Revelyst, Merger Sub Parent, Merger Sub and, solely for the purposes of specific provisions therein, CSG, pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent. Pursuant to the Separation Agreement entered into between Vista Outdoor and Revelyst simultaneously with the signing of the Merger Agreement, Vista Outdoor will effect a separation pursuant to which, among other things, the Revelyst Business will be separated from the Sporting Products Business and transferred to Revelyst. Prior to the consummation of the Merger, (i) pursuant to the Subscription Agreement, Merger Sub Parent will contribute the Subscription Amount to Vista Outdoor in exchange for shares of Vista Outdoor Common Stock and (ii) immediately thereafter, Vista Outdoor will contribute the Contribution Amount and the Revelyst Business to Revelyst. Following the completion of the foregoing, Merger Sub will merge with and into Vista Outdoor, with Vista Outdoor surviving the Merger and becoming a wholly owned subsidiary of Merger Sub Parent.
On May 27, 2024, the Parties entered into the first amendment to the Merger Agreement (the “First Merger Agreement Amendment”). The First Merger Agreement Amendment:
1.increases the Base Purchase Price from $1,910,000,000 to $1,960,000,000;
2.increases the cash component of the consideration payable in the Merger to Vista Outdoor’s stockholders from $12.90 per share of Vista Outdoor Common Stock (as defined in the Merger Agreement) to $16.00; and
3.provides that certain Vista Outdoor RSUs held by Company employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor RSUs, including vesting terms, to the extent necessary to address adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).
The disclosure beginning on page 18 of the Proxy Statement/Prospectus under the heading “Treatment of Outstanding Vista Outdoor Equity Awards” in the section entitled “Summary”, is hereby amended by replacing the description of “Restricted Stock Unit Awards” applicable to Sporting Products Employees and Non-Continuing Non-Employee Director in the fifth (5th) sub-bullet under such header with the following:
Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor RSU Award (other than a Vista Outdoor Rollover RSU) held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price. At the Effective Time, each Vista Outdoor Rollover RSU will be canceled and converted into a restricted cash award equal to the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor RSU, including vesting terms.
The third full paragraph on page 112 of the Proxy Statement/Prospectus under the heading “Opinion of Moelis & Company LLC” in the section entitled “The Transaction” is hereby amended as follows:
Moelis acted as financial advisor to the Vista Outdoor Independent Directors in connection with the Transaction and became entitled to a fee upon delivery of its report prepared in connection with the Transaction of $3.5 million. Moelis also became entitled to a fee upon delivery of its opinion of $1.0 million. As of May 6, 2024, Vista Outdoor and Moelis entered into an updated engagement letter to reflect the additional work Moelis had performed and expects to perform in connection with the Transaction. The updated engagement letter provides that (i)

upon delivery of a further report prepared in connection with the Transaction, Moelis will become entitled to a report fee equal to $2.5 million and (ii) in the event that the Vista Outdoor Independent Directors request a further opinion from Moelis, Moelis will become entitled to a fee upon delivery of such opinion of $1 million On May 23, 2024, Moelis delivered a further report prepared in connection with the Transaction and became entitled to a report fee equal to $2.5 million. Furthermore, Vista Outdoor has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. The Vista Outdoor Independent Directors selected Moelis as a financial advisor in connection with the Transaction because Moelis has substantial experience in similar transactions and familiarity with Vista Outdoor. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes.
Moelis’ affiliates, employees, officers and partners may, at any time, own securities (long or short) of Vista Outdoor and CSG. Moelis has provided investment banking and other services to Vista Outdoor unrelated to the Transaction and in the future may provide such services to Vista Outdoor and CSG and has received and may receive compensation for such services. In the two years prior to the date of its opinion, Moelis acted as financial advisor to the Vista Outdoor Independent Directors in connection with a review of strategic alternatives, including the proposed Spin-Off (for which it received a fee of $2.0 million in addition to the amounts described above).
The first full paragraph on page 116 of the Proxy Statement/Prospectus under the heading “Treatment of Outstanding Vista Outdoor Equity Awards” in the section entitled “The Transaction”, is hereby amended as follows:
As described further in the section entitled “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 13~~8~~6, each Vista Outdoor equity award (other than a Vista Outdoor Rollover RSU) outstanding as of immediately prior to the Effective Time and held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price for each share of Vista Outdoor Common Stock subject to such Vista Outdoor equity award, in the case of Vista Outdoor Options, net of the applicable exercise price. The same treatment (for each Vista Outdoor equity award other than a Vista Outdoor Rollover RSU) will apply for purposes of any former employee of Vista Outdoor prior to the Closing. Such individuals will not receive any other severance or enhanced benefits in connection with the Merger as a result of their status as a former executive officer of Vista Outdoor. Each Vista Outdoor Rollover RSU will be canceled and converted into a restricted cash award at the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor RSU, including vesting terms.
The third full paragraph on page 116 of the Proxy Statement/Prospectus under the heading “Treatment of Outstanding Vista Outdoor Equity Awards” in the section entitled “The Transaction”, is hereby amended as follows:
As of December 31, 2023 (the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus), and assuming that (i) all Vista Outdoor equity awards are valued based on the Vista Outdoor Pre-Closing Stock Price, which is assumed solely for purposes of this compensation-related disclosure to be $24.64, reflecting the average closing market price of shares of Vista Outdoor Common Stock over the five Business Days following the first public announcement of the Transaction, (ii) the Closing occurs on December 31, 2024, which is the assumed Closing Date only for purposes of this compensation-related disclosure, ~~and~~ (iii) Vista Outdoor’s non-employee directors and executive officers do not receive or forfeit any Vista Outdoor equity awards prior to December 31, 2024, Vista Outdoor’s current and former non-employee directors (excluding its named executive officers) hold no unvested Vista Outdoor equity awards and (iv) no Vista Outdoor equity awards will be designated as Vista Outdoor Rollover RSUs, which determination may not be known until immediately prior to the Closing, Vista Outdoor’s current and former executive officers (excluding its named executive officers) hold unvested Vista Outdoor equity awards with an aggregate value of $5,894,504, Mr. Vanderbrink holds vested Vista Outdoor Options with an aggregate value of $199,883, Mr. Keegan holds vested Vista Outdoor Options with an aggregate value of $24,599 and Mr. Kowalski holds vested Vista Outdoor Options with an aggregate value of $30,099. See “—Interests of Vista Outdoor Directors and Executive Officers in the Transaction—Quantification of

Payments and Benefits” beginning on page 119 for the value of the Vista Outdoor equity awards held by each of Vista Outdoor’s named executive officers.
The disclosure beginning on page 118 of the Proxy Statement/Prospectus under the heading “Section 280G Mitigation Actions” in the section entitled “The Transaction”, is hereby amended to add the following paragraph at the end of such header as follows:
In addition, certain Vista Outdoor RSU awards held by the Covered Executives may be designated as Vista Outdoor Rollover RSUs in order to mitigate any adverse tax consequences imposed by Section 280G of the Code described above to the Covered Executives and Vista Outdoor. Such designation may not be known until immediately prior to the Closing.
The disclosure beginning on page 119 of the Proxy Statement/Prospectus under the heading “Quantification of Payments and Benefits” in the section entitled “The Transaction”, is hereby amended with respect to the third paragraph as follows:
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the Merger is consummated on December 31, 2024, (ii) a Vista Outdoor Pre-Closing Stock Price of $24.64, which, consistent with Item 402(t) of Regulation S-K, reflects the average closing market price of shares of Vista Outdoor Common Stock over the first five business days following the first public announcement of the Transaction, (iii) the named executive officers’ salary as in effect as of the date of this proxy statement/prospectus, (iv) the number of unvested Vista Outdoor equity awards held by the named executive officers as of December 31, 2023 (in particular, the amounts below exclude awards that vested as a result of the 280G mitigation actions described above in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transaction—Section 280G Mitigation Actions” beginning on page 118), the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, less any awards expected to vest in the ordinary course prior to December 31, 2024, and assuming (A) no additional grants or forfeitures of Vista Outdoor equity awards will be made prior to December 31, 2024 and (B) none of the Vista Outdoor equity awards will be designated as Vista Outdoor Rollover RSUs, and (v) an assumption that each named executive officer who is serving as an executive officer as of the date of this proxy statement/prospectus experiences a termination of employment immediately following the consummation of the Merger under circumstances that entitle such named executive officer to receive severance (i.e., a termination without cause or, for Mr. Vanderbrink or Mr. Kowalski, a termination without cause or a resignation for good reason within 24 months following a change in control of Vista Outdoor). As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
The disclosure beginning on page 137 of the Proxy Statement/Prospectus under the heading “Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan – Vista Outdoor Equity Awards held by Sporting Products Employees” in the section entitled “Merger Agreement”, is hereby amended by replacing the description of “Restricted Stock Unit Awards” in the second paragraph of such header with the following:
Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor RSU Award (other than a Vista Outdoor Rollover RSU) held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price. At the Effective Time, each Vista Outdoor Rollover RSU will be canceled and converted into a restricted cash award equal to the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor RSU, including vesting terms.

The second full paragraph under the heading “Classification of Board of Directors and Terms of Directors” on page 265 of the Proxy Statement/Prospectus in the section entitled “Comparison of the Rights of Vista Outdoor Stockholders and Revelyst Stockholders” is hereby amended as follows:
Upon the Closing, Revelyst will have a classified board. Pursuant to the Revelyst Charter, directors will be divided into three classes designated as Class I, Class II or Class III. The term of office of the initial Class I directors, comprising Lynn Utter, Michael Callahan and Robert Tarola, shall expire at the first annual meeting of stockholders following the Closing Date, the term of office of the initial Class II directors, comprising Gerard Gibbons and Michael Robinson, shall expire at the second annual meeting of stockholders following the Closing Date and the term of office of the initial Class III directors, comprising Eric Nyman, Gary McArthur and Bruce Grooms, shall expire at the third annual meeting of stockholders following the Closing Date.
Forward-Looking Statements
Some of the statements made and information contained in these materials, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: Vista Outdoor’s (“we”, “us” or “our”) plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.
Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the Transaction, including (i) the failure to receive, on a timely basis or otherwise, the required approval of the Transaction by our stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the Transaction, including in circumstances which would require Vista Outdoor to pay a termination fee, (v) the effect of the announcement or pendency of the Transaction on our ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (vi) risks related to the Transaction diverting management’s attention from our ongoing business operations and (vii) that the Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on our operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the COVID-19 pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers.
You are cautioned not to place undue reliance on any forward-looking statements we make, which are based only on information currently available to us and speak only as of the date hereof. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2023, in Part II, Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the third quarter of fiscal year 2024, and in the filings we make with the SEC from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.
No Offer or Solicitation
This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.
Additional Information and Where to Find It
These materials may be deemed to be solicitation material in respect of the Transaction. In connection with the Transaction, Revelyst, a subsidiary of Vista Outdoor, filed with the SEC a registration statement on Form S-4 in connection with the proposed issuance of shares of common stock of Revelyst to Vista Outdoor stockholders pursuant to the Transaction, which Form S-4 includes a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst. INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING OUR PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The registration statement was declared effective by the SEC on March 22, 2024, and we have mailed the definitive proxy statement/prospectus to each of our stockholders entitled to vote at the meeting relating to the approval of the Transaction. Investors and stockholders may obtain the proxy statement/prospectus and any other documents free of charge through the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Vista Outdoor are available free of charge on our website at www.vistaoutdoor.com.
Participants in Solicitation
Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from our stockholders in respect of the Transaction. Information about our directors and executive officers is set forth in our proxy statement on Schedule 14A for our 2023 Annual Meeting of Stockholders, which was filed with the SEC on June 12, 2023, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the Transaction, which may, in some cases, be different than those of our stockholders generally, is also included in the proxy statement/prospectus relating to the Transaction.